UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 10, 2021 (February 10, 2021)

TERRA INCOME FUND 6, INC. (Exact Name of Registrant as Specified in Its Charter)

Maryland (State or other jurisdiction of incorporation)	814-01136 (Commission File Number)	46-2865244 (I.R.S. Employer Identification No.)

550 Fifth Avenue, 6th Floor New York, New York 10036 (Address of principal executive offices, including zip code)

(212) 753-5100 (Registrant’s telephone number, including area code)

N/A (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	None	None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On February 10, 2021, Terra Income Fund 6, Inc., a Maryland corporation (the “Company”), completed the previously announced offering of $34.75 million aggregate principal amount of the Company’s 7.00% notes due 2026 (the “Notes”). The net proceeds from the sale of the Notes are approximately $33.0 million, after deducting fees paid to the underwriters and estimated offering expenses. The Company expects to use the net proceeds from this offering to make investments in its targeted investments in accordance with its investment objectives and strategies and for general corporate purposes. The Company will issue the Notes in denominations of $25.00 and integral multiples of $25.00 in excess thereof. The Notes are expected to be listed on the New York Stock Exchange under the symbol “TFSA” and to trade thereon within 30 days of the original issue date. The Company has granted the underwriters an option to purchase up to an additional $5.21 million in aggregate principal amount of notes.

In connection with the issuance of the Notes, the Company entered into (i) an Indenture, dated February 10, 2021 (the “Base Indenture”), by and between the Company and U.S. Bank National Association, as trustee (the “Trustee”), and (ii) the First Supplemental Indenture thereto, dated February 10, 2021 (the “Supplemental Indenture” and, collectively with the Base Indenture, the “Indenture”), by and between the Company and the Trustee.

The Notes will mature on March 31, 2026 unless earlier repurchased or redeemed. The Notes bear interest at a rate of 7.00% per annum accruing from February 10, 2021. Interest on the Notes is payable on March 30, June 30, September 30 and December 30 of each year, beginning June 30, 2021. The Notes are the Company’s direct unsecured obligations and rank pari passu with all outstanding and future unsecured unsubordinated indebtedness issued by the Company; effectively subordinated in right of payment to any of the Company’s existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness; and structurally subordinated to all existing and future indebtedness and other obligations of any of the Company’s subsidiaries and financing vehicles. The Company may redeem the Notes in whole or in part at any time, or from time to time on or after February 10, 2023, at the redemption price of par, plus accrued interest.

The Indenture contains certain covenants that, among other things, limit the ability of the Company, subject to exceptions, to incur indebtedness in violation of the Investment Company Act of 1940, as amended, and to make distributions, incur indebtedness or repurchase shares of the Company’s capital stock unless the Company has an asset coverage of at least 200% after giving effect to such transaction. The Indenture also provides for customary events of default which, if any of them occurs, would permit or require the principal of and accrued interest on the Notes to become or to be declared due and payable.

The foregoing description is a summary of the terms of the Indenture and the Notes and does not purport to be a complete statement of the parties’ rights and obligations thereunder. The foregoing description is qualified in its entirety by reference to the full text of the Base Indenture and the Supplemental Indenture, which are included as Exhibits 4.1 and 4.2, respectively, to this Current Report on Form 8-K and incorporated by reference herein.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of the Registrant.

The information set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03 insofar as it relates to the creation of a direct financial obligation.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Exhibit Description
4.1	Indenture, dated February 10, 2021, by and between Terra Income Fund 6, Inc. and U.S. Bank National Association, as trustee.
4.2	First Supplemental Indenture, dated February 10, 2021, by and between Terra Income Fund 6, Inc. and U.S. Bank National Association, as trustee.
4.3	Form of Global Note representing the Notes (included in Exhibit 4.2)
5.1	Opinion of Alston & Bird LLP (incorporated by reference to Exhibit (l) to the Company’s Registration Statement on Form N-2 filed on December 7, 2020)
23.1	Consent of Alston & Bird LLP (included in Exhibit 5.1 hereto)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TERRA INCOME FUND 6, INC.

Date:	February 10, 2021	By:	/s/ Gregory M. Pinkus
Gregory M. Pinkus
Chief Operating Officer, Chief Financial Officer, Treasurer and Secretary